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                                                                    EXHIBIT 99.1

QSOUND LABS, INC.
CANADIAN/UNITED STATES ACCOUNTING PRINCIPLES RECONCILIATION

AS AT SEPTEMBER 30, 2004 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004 AND 2003 (EXPRESSED IN UNITED STATES DOLLARS)

QSound Labs, Inc. (the "Company") prepares its interim consolidated financial statements in accordance with Canadian generally accepted accounting principles. These interim consolidated financial statements are unaudited. However, they reflect all adjustments, consisting solely of normal recurring adjustments, necessary to a fair presentation for the interim periods presented.

Subsequent to January 1, 2003 for purposes of both Canadian generally accepted accounting principles and the Company's reconciliation to accounting principles generally accepted in the United States ("US GAAP") and the rules and interpretations promulgated by the Securities and Exchange Commission, the Company adopted the fair value method of valuing stock-based compensation issued to employees. For US GAAP purposes, SFAS No. 123, "Accounting for Stock-Based Compensation", established accounting and disclosure requirements using a fair value-based method of accounting for stock-based employee compensation plans. As allowed by SFAS No. 123, the Company had previously elected to continue to apply the intrinsic value-based method of accounting described below and adopted the disclosure requirements of SFAS No. 123. Since January 1, 2003, stock options issued to employees are accounted for at their fair values in accordance with SFAS No. 123. In accordance with the adoption of the fair value-based method for Canadian GAAP purposes, the Company elected to prospectively adopt the fair value-based method under US GAAP, as provided for under SFAS No. 123.

Previously the Company had applied the intrinsic value-based method of accounting prescribed by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations, in accounting for its stock options issued to employees, directors and officers of the Company for purposes of reconciliation to US GAAP. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. In addition, variable accounting would be applied to stock options that have been repriced, whereby compensation expense would be recorded or recovered on the date of reporting only if the current market price of the underlying stock exceeded the exercise price.

As the adoption of the fair value method of valuing stock-based compensation was made consistently and concurrently in Canada and the United States, no differences in reported net loss or net loss per share amounts arise in the nine month periods ended September 30, 2004 and 2003.

For Canadian GAAP presentation of the statement of operations, depreciation and amortization, and impairment of asset charges have been excluded from the calculation of operating loss. United States GAAP requires that those charges be included in the calculation of operating loss.
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The effect on the consolidated balance sheet of differences between Canadian and
US GAAP is as follows:

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

RECONCILIATION OF BALANCE SHEET UNDER CANADIAN GAAP TO UNITED STATES GAAP
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                                    AS REPORTED
                                  IN ACCORDANCE
                                           WITH                           UNDER
SEPTEMBER 30, 2004                CANADIAN GAAP     DIFFERENCES         US GAAP
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

Current assets                     $  2,127,707       $       -     $ 2,127,707
Capital assets                        1,349,070               -       1,349,070
Intangible assets                       176,083               -         176,083
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                                   $  3,652,860       $       -     $ 3,652,860
===============================================================================

  Current liabilities             $    361,338       $       -      $   361,338
Shareholder's equity:
      Common shares                 45,430,767         202,058       45,632,825
    Contributed Surplus              1,114,316                        1,114,316
  Deficit                          (43,253,561)       (202,058)    (43,455,619)
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                                 $  3,652,860      $       -        $ 3,652,860
===============================================================================
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